Exhibit 99.1

Community Valley Bancorp Reports Earnings for 2006

(Chico, CA 1/26/07) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced earnings for the year ended December 31, 2006.   The Company achieved earnings of $7.151 million, compared to earnings of $7.198 million for the year ended December 31, 2005.  Fourth quarter earnings were $1.559 million, compared to fourth quarter earnings of $1.855 million in 2005. On a diluted per share basis, fourth quarter and full year earnings were $0.20 and $.93 compared to $0.24 and $.95 for the same periods in 2005.  The Company’s year-to-date return on average assets and return on average equity were 1.38% and 15.99% for the year ended December 31, 2006 compared to 1.51% and 18.82% for 2005.

Net interest income for the fourth quarter of 2006 was $7.7 million up $200,000, or 2.7%, compared with $7.5 million for the same quarter last year. For the year ended December 31, 2006, net interest income increased $4.2 million to $31.3 million, or 15.5%, from $27.1 million for the year ended December 31, 2005. Increases for both periods were due to significant growth in earning assets. The Company’s net interest margin decreased 37 basis points from 6.60% in the fourth quarter of 2005 to 6.23% for the fourth quarter of 2006.  On a year over year basis, the net interest margin increased 30 basis points from 6.32% for the year ended December 31, 2005, to 6.62% for 2006.  The year over year increase was achieved as the percentage of growth in the loan portfolio was nearly double that of the deposits through the first three quarters.  During the fourth quarter the deposit growth, especially higher interest rate deposits, increased at the same time the loan portfolio was decreasing, which was primarily due to agricultural and construction loan payoffs.

Non-interest income for the fourth quarter of 2006 of $1.9 million increased 26.7% over the prior year’s fourth quarter level of $1.5 million.  Increases were achieved in service charges on deposit accounts, gains on sale of government loans, and fees from the sales of alternative investment products.   On a year over year basis, non-interest income increased slightly to $6.8 million from $6.7 million, an increase of $58 thousand or .86%.

Non-interest expense of $7.0 million increased 23% over the $5.7 million reported for the fourth quarter of 2005 and increased 20.2% to $25 million for the year ended December 31, 2006 from $20.8 million for 2005.  These increases were primarily due to normal salary and benefit cost increases, salaries paid to new employees, and increases in compensation costs related to the ESOP as well as depreciation expense on furniture, fixtures, equipment, and construction costs associated with the new branches in Red Bluff, Marysville, and Corning.  Overall, revenue sources continued to increase due to strong balance sheet growth and higher levels of service fees.  The Company’s efficiency ratio was 72.3% during the fourth quarter 2006 compared to 62.9% for the same period in 2005 and was 65.8% for the year ended December 31, 2006 compared to 61.6% for 2005.  These increases were a reflection of the non-interest expenses detailed above.

The Company continues to experience strong balance sheet growth with total assets increasing $55.3 million, or 11.2%, from $494.8 million at December 31, 2008, to $550.0 million at December 31, 2006. Deposits grew similarly over the same period increasing $50.8 million, or 11.7%, from $434.0 million at December 31, 2005, to $484.8 million at December 31, 2006. Non-interest bearing demand deposits declined $6.3 million or 7.6% from $83.3 million to 77 million.  Interest bearing deposits increased $57.2 million, or 16.3%, from $350.7 million at December 31, 2005, to $407.9 million at December 31, 2006.  Loans, net of allowance for loan losses, increased $41.0 million, or 10.2%, from $401.2 million at December 31, 2005, to $442.2 million at December 31, 2005.

Asset quality remains strong with non-performing loans totaling $2.3 million or .53% of total loans at December 31, 2006 compared to $9,000 or 0.002% of total loans at December 31, 2005.  By comparison, the industry average was 0.78% of total loans for the Company’s west coast peer group, based on data provided as of September 30, 2006. Net charged-off loans totaled $80,000 or 0.018% of average loans for the year ended December 31, 2006, compared to net charged-offs loans of $8,000 or 0.002% for the year ended December 31, 2005.

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  BCB Insurance Agency, LLC, the newest subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.  Founded in 1990, Butte Community Bank is state-chartered with 13 branches in 9 cities including Chico, Magalia, Oroville, Paradise, Yuba City, Red Bluff, Marysville, Colusa, and Redding. It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

Community Valley Bancorp
Financial Highlights
Year to Year Comparison

Year to Date	2006	2005	Change	% Change

Net Income	$7,151,000	$7,198,000	$(47,000)	(.65)%

Diluted Earnings Per Share	$0.93	$0.95	$(0.02)	(2.10)%

Return on Average Assets (ROAA)	1.38%	1.51%	(0.13)%	(9.42)%

Return on Average Equity (ROAE)	15.99%	18.82%	(2.83)%	(17.70)%

At End of Period	Dec 31, 2006	Dec 31, 2005	Change	% Change

Total Assets	$550,037,000	$494,777,000	$55,260,000	11.17%

Total Deposits	$484,856,000	$434,018,000	$50,838,000	11.71%

Total Loans	$447,524,000	$405,937,000	$41,587,000	10.24%

Loan Loss Reserve To Loans (a)	1.32%	1.28%	0.04%	.03%

Total Nonperforming Loans	$2,282,000	$9,000	$2,273,000	25,256%

Shareholders’ Equity	$45,727,000	$41,555,000	$4,172,000	10.04%

Book Value Per Share	$6.32	$5.75	$.57	9.91%

Total Capital to Assets	8.31%	8.40%	(0.09)%	(1.08)%

(a)  Including reserve for loan commitments